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                                                                     EXHIBIT 4.3


                           CERTIFICATE OF DESIGNATION,
                         PREFERENCES, POWERS AND RIGHTS

                                       OF

                            SERIES J PREFERRED STOCK

                                       OF

                                   AXCESS INC.

                         Pursuant to Section 151 of the
                             General Corporation Law
                            of the State of Delaware

         AXCESS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that, pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended, and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution providing for the issuance of Series J Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock of the Company is hereby created and the Board of Directors hereby fixes the designation and amount thereof, and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereon as follows:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall have a par value of $.01 per share and shall be designated as Series J Preferred Stock (the "Series J Preferred Stock") and the number of shares constituting the Series J Preferred Stock shall be TWO THOUSAND FIVE HUNDRED (2,500). The Series J Preferred Stock shall have a stated value of Ten Thousand Dollars ($10,000) per share (the "Original Series J Issue Price").

         SECTION 2. RANK. The Series J Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series J Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $.01 par value per share ("Common Stock") and Non-Voting Common Stock, $.01 par value per share (the "Non-Voting Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series J Preferred Stock (collectively, with the Common Stock and Non-Voting Common Stock, the "Junior Securities"); and (iv) on parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock of the Company and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series J Preferred Stock (the "Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").


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         SECTION 3. DIVIDENDS AND DISTRIBUTIONS. (a) Subject to Section 3(d),
the holders of record of shares of Series J Preferred Stock (the "Holders"), in preference to the holders of shares of capital stock ranking junior to the Series J Preferred Stock as to dividends, shall be entitled to receive dividends on each share of Series J Preferred Stock held of record at the annual rate of 8% of the Original Series J Issue Price, payable semi-annually, to the extent of funds legally available therefor. Such dividends shall be cumulative, shall accrue on each share on a daily basis (calculated on the basis of a 360-day year, whether or not earned or declared, from the date of original issue of such shares) and shall be payable in arrears, when, as and if declared by the Board of Directors, on the last day of June and December in each year (each such date, a "Dividend Payment Date"). Each such dividend will be paid to the Holders as they appear on the stock register of the Company on the record date therefor as shall be fixed by the Board of Directors, which record date shall not be more than 25 days or less than 10 days preceding the payment date thereof.

                  (b) The Company may, at its option, make any dividend payment to Holders of Series J Preferred Stock in cash or in additional shares of Series J Preferred Stock or in any combination of cash and such shares. Each such dividend payment (or portion thereof) to be paid in shares of Series J Preferred Stock shall be paid by the issuance and delivery to such Holders of that number of additional shares of Series J Preferred Stock as shall be equal to the quotient obtained by dividing the aggregate dollar amount of such dividend payment (or portion thereof) by the Original Series J Issue Price per share. Dividends to be paid in additional shares of Series J Preferred Stock shall be deemed to have been made when certificates representing such additional shares of Series J Preferred Stock have been delivered to the record holders of the Series J Preferred Stock entitled to receive the same, in accordance with the instructions of such holders designated in writing to the Company at least two business days prior to any Dividend Payment Date. All shares of Series J Preferred Stock paid as such dividends (the "Dividend Shares") shall be validly issued, fully paid and non-assessable, shall be free and clear of preemptive rights and liens, claims and encumbrances of any kind. Subject to the other provisions of this Certificate of Designation, holders of shares of Series J Preferred Stock shall not be entitled to any dividend, whether payable in cash, additional shares of Series J Preferred Stock, or other property, in excess of full cumulative dividends as herein provided. No interest, or sum of money in lieu of interest, shall be payable under this Certificate of Designation in respect of any dividend payment or payments on the Series J Preferred Stock which may be in arrears.

                  (c) So long as any Series J Preferred Stock remains outstanding, the Company will not redeem, purchase or otherwise acquire any Junior Securities; nor will the Company declare or pay any dividend or make any distribution (in each case, whether in cash or securities or assets in kind) upon any Junior Securities (other than stock dividends on Junior Securities, payable in shares of, options, warrants or similar rights to acquire shares of, the same class (and series, if applicable) of Junior Securities), or make any sinking fund or other payment in respect of any of the foregoing if the Company shall not have paid in full all accrued dividends on the Series J Preferred Stock in accordance with Section 3(a) hereof.

                  (d) Anything contained herein to the contrary notwithstanding, if at any time that any shares of Series J Preferred Stock are outstanding, the closing bid price per share of the Common Stock on the Nasdaq Stock Market (or, if the Common Stock is not then included in Nasdaq, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed) remains above $20.00 per share (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events after the date of this Certificate of Designation) for twenty (20) consecutive trading days, then, commencing on such 20th trading day, the cumulative dividend will not be payable; provided, however, that if the closing bid price per share of the Common Stock remains below $20.00 for twenty (20) consecutive trading days (as so adjusted), then the dividend will resume as of such 20th day.


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         SECTION 4.        LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Company (each a "Liquidation Event"), either voluntary or involuntary, the Holders of shares of Series J Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities, and in parity with any distribution to Parity Securities, an amount for each share of Series J Preferred Stock then outstanding equal to the Original Series J Issue Price, plus any and all accrued unpaid dividends. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series J Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series J Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series J Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

                  (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which any person or entity acquires more than fifty percent (50%) of the voting power of the Company (a "Change of Control") shall be deemed to be a Liquidation Event as defined in section 4(a); provided further that (i) a consolidation, merger, acquisition, or other business combination of the Company with or into any other publicly traded company or companies shall not be treated as a Liquidation Event as defined in Section 4(a), but instead shall be treated pursuant to Section 5(d)(ii) hereof, and (ii) a consolidation, merger, acquisition, or other business combination of the Company with or into any other non-publicly traded company or companies (except for a consolidation, merger, acquisition or other business combination with one of its subsidiaries) shall be treated as a Liquidation Event as defined in section 4(a). The Company shall not effect any transaction described in subsection 4(c)(ii) (except for a consolidation, merger, acquisition or other business combination with one of its subsidiaries) unless it first gives thirty (30) business days prior notice of such transaction (during which time the Holder shall be entitled to convert its shares of Series J Preferred Stock into Non-Voting Common Stock). For purposes of this section 4(c), neither the public offering, sale or distribution of shares of stock (or assets) of the Company's Sandia Imaging Systems Corporation subsidiary or the Lasertechnics Marking Corporation subsidiary shall be deemed to be a Liquidation Event.

                  (d) In the event that, immediately prior to or contemporaneously with the closing of a transaction described in section 4(c) which would constitute a Liquidation Event, the cash distributions required by
Section 4(a) have not been made, the Company shall either: (i) cause such closing to be postponed until such cash distributions have been made, or (ii) cancel such transaction, in which event the rights of the Holders of Series J Preferred Stock shall be the same as existing immediately prior to such proposed transaction.


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         SECTION 5. CONVERSION. The record Holders of this Series J Preferred
Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. On the terms and subject to the conditions set forth in this Certificate of Designation, each record Holder of Series J Preferred Stock shall be entitled to convert the shares of Series J Preferred Stock held by such Holder, in whole at any time and in part from time to time, into a number of fully-paid and non-assessable shares of Non-Voting Common Stock of the Company equal to the quotient of (i) the aggregate Original Series J Issue Price of the shares of Series J Preferred Stock being converted divided by (ii) the Conversion Price as determined pursuant to this Section 5 (the "Conversion Price"). The Conversion Price shall initially be FOUR DOLLARS ($4.00) per share of Series J Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as provided in Section 5(d).

                  (b) Mechanics of Conversion. Conversion of shares of Series J Preferred Stock may be effected by written notice to the Company, and shall be effective upon receipt of such notice by the Company, or as otherwise provided in such notice, and delivery to the Company of (i) one or more certificates representing the shares of Series J Preferred Stock being converted, (ii) a certificate of guaranteed delivery of such certificates reasonably satisfactory to the Company, or (iii) evidence of the loss, theft or destruction of such certificates pursuant to Section 11 of this Certificate of Designation, together with any indemnity or security reasonably requested by the Company pursuant to such Section 11. Upon any conversion of shares of Series J Preferred Stock pursuant to this Section 5, the Holder shall be deemed to be the record holder of the shares of Non-Voting Common Stock into which shares of Series J Preferred Stock have been converted and shall be entitled to receive duly executed certificates, in proper form, representing such shares of Non-Voting Common Stock as soon as practicable thereafter. Anything contained herein to the contrary notwithstanding, if any conversion of shares of Series J Preferred Stock would create a fractional share of Non-Voting Common Stock or a right to acquire a fractional share of Non-Voting Common Stock, such fractional share shall be disregarded and the number of shares of Non-Voting Common Stock issuable upon such conversion, in the aggregate, shall be rounded to the nearest whole number of shares (with one-half of a share rounded up).

                  (c) Reservation of Stock Issuable Upon Conversion. Other than as set forth below, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Non-Voting Common Stock, solely for the purpose of effecting the conversion of the Series J Preferred Stock, such number of its shares of Non-Voting Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series J Preferred Stock. Notwithstanding the foregoing, if at any time the number of authorized but unissued shares of Non-Voting Common Stock (excluding for this purpose any authorized but unissued shares of Non-Voting Common Stock that are properly reserved for some other purpose) shall be insufficient to cause the conversion into Non-Voting Common Stock of all shares of Series J Preferred Stock then outstanding, the Company will, when authorized by the Board of Directors, take such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Non-Voting Common Stock to such number of shares as shall be sufficient for such purpose.

                  (d) Adjustment to Conversion Rate.

                      (i) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, at any time that any shares of Series J Preferred Stock remaining outstanding, the number of outstanding shares of Non-Voting Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Non-Voting



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Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                      (ii) Adjustment Due to Merger, Consolidation, Etc. If, at any time that any shares of Series J Preferred Stock remain outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Non-Voting Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all the Company's assets or there is a Change of Control not deemed to be a Liquidation Event pursuant to section 4(c), then the Holders shall thereafter have the right to receive upon conversion of shares of Series J Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Non-Voting Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had such shares of Series J Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series J Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series J Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(d)(ii) unless (A) it first gives thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holders shall be entitled to convert their shares of Series J Preferred Stock into Non-Voting Common Stock) and (B) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(d)(ii).

                      (iii) Adjustment Due to Qualified Equity Financing. If the Company consummates an equity financing with any third party at any time on or before December 31, 1999, which equity financing raises at least $1,000,000 in cash (a "Qualified Equity Financing"), the Holder will have the non-assignable right, exercisable by written notice to the Company given at any time within thirty (30) days after the date of the closing of a Qualified Equity Financing, to exchange the shares of Series J Preferred Stock, in whole or in part, for shares of a new series of preferred stock of the Company (the "Exchange Preferred"), on the following basis:

                               (A) If the securities issued in such Qualified
Equity Financing (the "New Securities") are convertible into voting or non-voting Common Stock, the Exchange Preferred will be convertible into voting Common Stock at a conversion price equal to the lesser of (x) the Conversion Price then applicable under the Series J Preferred Stock and (y) the conversion price then applicable under the New Securities.

                               (B) All other terms of the Exchange Preferred
will be economically equivalent to the terms of the New Securities, determined as if the New Securities had been issued on the date hereof. The Exchange Preferred will be on parity with the New Securities for all purposes, and will vote together with the New Securities for all purposes, except as otherwise required by law.

                               (C) If the Holder exchanges any Shares pursuant
to this paragraph 5(iii), it shall be entitled to any additional rights with respect to the shares of Exchange Preferred (including,



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without limitation, rights of first refusal or payment of attorneys' fees) as the purchasers of New Securities shall be entitled to under the Qualified Equity Financing.

                               (D) The number of shares of Exchange Preferred
issuable to the Holder pursuant to any exchange of Shares hereunder will be the number of shares of Exchange Preferred that the Holder could have purchased on the date hereof for a purchase price equal to the aggregate purchase price hereunder of the Shares to be exchanged therefor, payable in cash (determined on a basis so that the cash purchase price of shares of Exchange Preferred and the cash purchase price of the New Securities are economically equivalent).

                               (E) If the Holder exchanges any Shares pursuant
to this paragraph 5(iii), such exchange will not result in an increase in the conversion price above $4.00 per share.

                               (F) If the Company does not consummate a
Qualified Equity Financing on or before December 31, 1999, the $4.00 conversion price of the Preferred Stock shall be reset to not less than the greater of (i) $1.00 or (ii) one-half of the closing bid price per share of the Company's Common Stock on the Nasdaq SmallCap Market (or if the Common Stock is not then included on Nasdaq, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed) during the last twenty (20) trading days of 1999.

         SECTION 6. VOTING. The Holders shall not be entitled to vote, either together with the holders of the Company's voting Common Stock or voting Preferred Stock, or as a single class, on any matter submitted to a vote of the stockholders of the Company, or as to which the holders of the voting Common Stock or voting Preferred Stock shall otherwise be entitled to vote. As used in this Section 6, all references to votes and voting shall refer as well to action and actions by written consent.

         SECTION 7. OPTIONAL REDEMPTION BY COMPANY. The Series J Preferred Stock shall be subject to optional redemption by the Company, in whole at any time or in part from time to time, at a redemption price per share equal to the Original Series J Issue Price, plus any and all accrued unpaid dividends thereon. The Company shall give at least 10 days' prior written notice of any redemption pursuant to this Section 7 to each Holder of shares of Series J Preferred Stock to be redeemed. The Company's optional right of redemption is subject to each Holder's right to convert all or any part of the shares to be redeemed into Non-Voting Common Stock pursuant to Section 5, provided that the Holder gives written notice of such conversion to the Company in accordance with Section 5 within ten (10) business days after the Company's notice of redemption. The Holders of Series J Preferred Stock shall not be entitled to any mandatory redemption of their Shares without the consent of the Company.

         SECTION 8. MANDATORY CONVERSION BY COMPANY. Each share of Series J Preferred Stock shall automatically convert into that number of fully-paid and non-assessable shares of non-voting Common Stock of the Company equal to the Original Series J Issue Price plus all accrued, but unpaid dividends thereon, divided by the Conversion Price (subject to adjustment from time to time as provided in Section 5(d)), upon the closing bid price per share of the Common Stock on the Nasdaq SmallCap Market (or, if the Common Stock is not then included in Nasdaq, but is listed on any national securities exchange, on the principal national securities exchange on which the Common Stock is then listed) having reached and remained at $10.00 per share or more for a period of ninety
(90) consecutive trading days.


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         SECTION 9. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series J Preferred Stock shall be converted pursuant to Section 5 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not thereafter be issuable by the Company as Series J Preferred Stock.

         SECTION 10. OTHER PREFERRED STOCK. Nothing contained herein shall be construed to prevent the Board of Directors from authorizing the creation of, or to prevent the Company from issuing shares of, one or more series of Preferred Stock senior to, junior to or on parity with the Series J Preferred Stock as to dividend, liquidation rights or otherwise.

         SECTION 11. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series J Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate(s), if mutilated, the Company shall execute and deliver to the record Holder thereof new certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen certificates if the Holder contemporaneously requests the Company to convert such shares of Series J Preferred Stock into shares of Non-Voting Common Stock.

         SECTION 12. FRACTIONAL SHARES. In the event a Holder of Series J Preferred Stock shall be entitled to receive a fractional interest in a share of Series J Preferred Stock of less than one one-hundredth of one share, except as otherwise provided herein, the Company shall either, in the sole discretion of the Board of Directors, (a) round such fractional interest up to the next one-hundredth of one whole share of Series J Preferred Stock or (b) deliver cash in the amount of the fair market value (as determined by the Board of Directors or in any manner prescribed by the Board of Directors) of such fractional interest.

         SECTION 13. PREEMPTIVE RIGHTS. The Holders of Series J Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

         SECTION 14. COUNTERPARTS. This Certificate of Designation may be executed on separate counterparts and shall be effective as of the date signed.



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         IN WITNESS WHEREOF, AXCESS Inc. has caused this certificate to be signed by its President and attested by its Secretary, as of the 10th day of March, 1999.

                                   AXCESS INC.

                                   By:  /s/ Harry S. Budow
                                        ----------------------------------------
                                        Harry S. Budow, Chief Executive Officer


Attest:


/s/ Danny G. Hair
--------------------------------
Danny G. Hair, Secretary


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